Exhibit 10.2

Amendment No. 2
to
Employment Agreement

This Amendment No. 2 (this “Amendment”) is entered into on April 4, 2024 (the “Signing Date”) and is effective as of January 12, 2024 (the “Effective Date”), between Enstar (US) Inc., a Delaware corporation (“Company”) and Paul Brockman (“Executive”) and amends the Employment Agreement between Company and Executive entered into January 8, 2018, as amended March 21, 2023 (the “Current Employment Agreement”).
BACKGROUND
WHEREAS, Company and Executive have agreed to certain changes to his role and responsibilities and wish to amend the Current Employment to reflect such changes;
WHEREAS, Executive’s title in the Current Employment Agreement is “Chief Operating Officer and Chief Claims Officer of Enstar Group”;
WHEREAS, Executive will continue to serve as “Chief Operating Officer of Enstar Group,” but:
i)    Effective as of January 12, 2024, Executive assumes the additional role of Interim Chief Executive Officer for Enstar (EU) Limited, for an undetermined interim period (capped at roughly two calendar years), to provide direction and oversight in connection with the transition from the retiring current CEO, and this appointment has been approved by the Enstar (EU) Limited board of directors; and

ii)    Effective as of January 29, 2024, Executive consents to the relinquishment of his Chief Claims Officer title and role, because Company, with Executive’s support, has hired a new Chief Claims Officer reporting into Executive.
WHEREAS, Company and Executive agree to make such other changes as are necessary to reflect the change in circumstances and the parties’ intent.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
AMENDED TERMS
1.    Position and Duties. Section 2(a) of the Current Employment Agreement is hereby amended and restated as follows:

(a)    Position and Duties.

(i)    During the Employment Period, Executive shall serve as Chief Operating Officer of Enstar Group, with such duties, authority and responsibilities as are commensurate with such position and assigned by the Company and Enstar Group Limited. During the Employment Period, Executive shall faithfully perform all of the duties and responsibilities for the position and shall devote his best efforts and full time and attention to the business of Enstar (except for vacation periods and reasonable periods of absence for illness or incapacity as not prohibited by the Company’s general employment policies and the terms of this Agreement). Executive shall directly report to the Enstar Group Limited Chief Executive Officer, who shall have authority to change such reporting line in his discretion. The Executive will be based in the Company’s offices in St. Petersburg,

Florida, although it is understood that Executive may be required to visit other offices and locations from time to time and that Executive’s position will require travel. Notwithstanding the foregoing, Executive may devote reasonable time to personal and professional activities, including without limitation participation in committees, professional associations, and board memberships, in each case so long as such activities are in accordance with the Code of Conduct and approved in writing by Enstar Group Limited's Chief Executive Officer.

(ii)    During an interim period intended to last until a successor is identified, Executive shall also serve as Interim Chief Executive Officer of Enstar (EU) Limited, the U.K.-based service company that is a subsidiary of Enstar Group Limited and sister entity of Company. In such role, Executive shall also report to the Enstar (EU) Limited board of directors. Executive’s UK role shall be subject to that certain Contract of Employment between Enstar (EU) Limited and Executive, effective as of the Effective Date (the “UK Contract”). Company consents to this arrangement and acknowledges Executive will spend approximately 50% of his full-time working hours performing Interim Chief Executive Officer of Enstar (EU) Limited services.

(iii)    At such time as Enstar Group determines his interim services in the UK role under the UK Contract are no longer necessary (for example, if a successor is named), Executive shall submit all appropriate resignations and consent to transitioning and relinquishing suc officer and and any related director roles. For the avoidance of doubt, such a change shall not constitute an actual or constructive termination of employment or notice of termination of employment, nor shall it trigger Severance Payments or severance benefits of any kind. At such time, Executive is expected to return to spending 100% of his full-time working hours performing Group Chief Operating Officer services for Company.

2.    Base Salary. Section 2(b)(i) of the Current Employment Agreement shall be amended and restated in its entirety as follows:

During the Employment Period, Executive shall receive a base salary (“U.S. Base Salary”), initially with effect from the Effective Date, at an annualized rate equal to the following formula: (A) Eight hundred thousand dollars ($800,000) (“Global Base Salary”) minus (B) “Salary” as defined in the UK Contract in effect from time to time, payable in accordance with the Company’s standard payroll practices and subject to statutory payroll deductions and withholdings. Executive acknowledges that he is an exempt employee and, accordingly, that he is not entitled to overtime pay regardless of the number of hours required to complete his duties hereunder. The Global Base Salary of Executive will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Company. The Company’s annual salary review is conducted on April 1 of each year. Executive will first be eligible for a merit increase on April 1st, 2025.

3.    Performance Bonus Plan. Section 2(b)(ii)(A) and (B) of the Current Employment Agreement shall be amended and restated in its entirety as follows:

A)    For the performance year period beginning on January 1, 2024, Executive was selected as one of the Enstar employees whose performance bonus is governed by the group executive team program, which specifies performance bonus opportunity subject to achievement of the Enstar financial and corporate performance metrics and individual operational objectives adopted by Enstar’s Compensation Committee in its sole discretion from time to time. As part of this program,

Enstar’s Compensation Committee has established Executive’s “threshold,” “target,” and “maximum” 2024 performance bonus opportunity as 75%, 125%, and 150% of U.S. Base Salary, respectively, with actual performance bonus payments subject to a 10% adjustment amount (increase or decrease). The program’s nature and structure are subject to review and discretion of Enstar’s Compensation Committee on an annual basis and is therefore subject to change upon their approval from time to time.

(B)    For performance year periods beginning on January 1, 2025, Executive shall, following the completion of each fiscal year, be eligible for a performance bonus in accordance with Enstar’s bonus program, as administered by Enstar’s Compensation Committee at a level commensurate with his position and in accordance with the policies and practices of Enstar.

4.    Equity Incentives. Section 2(b)(iii)(A) of the Current Employment Agreement shall be amended and restated in its entirety as follows:

(A)    Commencing in 2024 and during the Employment Period, Executive shall be eligible to continue to participate in the Enstar long-term incentive program in effect from time to time at a level commensurate with his position and in accordance with the policies and practices of Enstar. The long-term incentive program is administered by the Enstar Compensation Committee and subject to its discretionary review and approval each year, and therefore Enstar can only provide guidance that it expects Executive’s eligibility for future awards to be based on one-hundred thirty-five percent (135%) of Global Base Salary annually, with the awards expected to be comprised of a combination of Restricted Stock Units (“RSUs”) pursuant to the terms and conditions of Enstar’s Amended and Restated 2016 Equity Incentive Plan (or any successor plan) (the “Equity Incentive Plan”) and approved forms of RSU award agreements, and Performance Stock Units (“PSUs”) pursuant to the terms and conditions of the Equity Incentive Plan and approved forms of PSU award agreements, in the proportion established by the Enstar Compensation Committee (which proportion is currently thirty percent (30%) RSUs and seventy percent (70%) PSUs, but is subject to change from time to time).

5.    Paid Time Off. For so long as Executive is employed by Enstar (EU) Limited, his PTO under the Current Employment Agreement shall be reduced to fifteen (15) business days, with the parties’ intention being that he will be entitled to thirty (30) PTO days per year in the aggregate between his Current Employment Agreement and the UK Contract.

6.    Termination without Cause by the Company. Section 5(b) of the Current Employment Agreement shall be amended and restated in its entirety as follows:

The Company may unilaterally terminate the employment of Executive at any time without Cause, as defined in Section 7, upon thirty (30) days advance written notice. If Executive’s employment is terminated by the Company without Cause, then upon Executive’s signing (and non-revocation) of a separation agreement containing a plenary release of claims in a form acceptable to the Company (a “Release”), Executive shall be entitled to receive, in addition to all earned compensation through his Termination Date: (i) salary continuation at his then-current Global Base Salary for the greater of (A) twelve (12) months after the Termination Date or (B) the number of pay periods required by the Company’s Severance Pay Plan and (ii) if, for the year in which Executive’s employment is terminated pursuant to this Section, the Company achieves the performance goals established in accordance with any incentive plan in which he participates, including for this purpose, any incentive plan in which he participates with respect to his employment by Enstar (EU) Limited, the Company shall pay Executive an amount equal to the bonus that he would have received had he been employed by the Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365 (the “Severance Payments”).

Notwithstanding the foregoing, all Severance Payments not yet paid by March 15 of the calendar year following the Termination Date shall be paid in a lump sum on such March 15 or the first business day prior thereto. In addition, upon termination of Executive’s employment pursuant to this Section, any and all RSUs and PSUs awarded to Executive prior to the Termination Date shall be treated pursuant to the terms of the Equity Incentive Plan and the applicable award agreements thereunder.

7.    Termination by Disability. Section 7(c) of the Current Employment Agreement shall be amended and restated in its entirety as follows:

By Disability. If Executive becomes eligible for the long term disability benefits of the Company or if, in the reasonable opinion of the Board of Directors of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12) month period, then, to the extent not prohibited by law, the Company may terminate Executive’s employment. The Company shall pay to Executive (i) all compensation to which Executive is entitled up through the Termination Date, (ii) salary continuation at Executive’s then-current U.S Base Salary for six (6) months after the Termination Date minus any disability payments received by Executive from disability insurance policies paid for by the Company, and (iii) if, for the year in which Executive’s employment is terminated pursuant to this Section, the Company achieves the performance goals established in accordance with any incentive plan in which he participates, including for this purpose, any incentive plan in which he participates with respect to his employment by Enstar (EU) Limited, the Company shall pay Executive an amount equal to the bonus that he would have received had he been employed by the Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365 (the “Disability Payments”). Notwithstanding the foregoing, all Disability Payments not yet paid by March 15 of the calendar year following the Termination Date shall be paid in a lump sum on such March 15 or the first business day prior thereto]. In addition, upon termination of Executive’s employment pursuant to this Section, any and all RSUs and PSUs awarded to Executive prior to the Termination Date shall be treated pursuant to the terms of the Equity Incentive Plan and the applicable award agreements thereunder. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan or other applicable benefit plans or policies in which Executive is a participant. For clarity, Executive shall not be entitled to Severance Benefits in the event of a termination pursuant to this Section.

8.    Non-solicitation. Section 10 of the Current Employment Agreement shall be amended and restated in its entirety as follows:

Non-Solicitation. During the term of his employment with the Company and for a period of six (6) months immediately after the date his employment terminates for any reason, Executive agrees that Executive will not, directly or indirectly, (i) call upon, solicit, divert, or take away any of the clients, business, or business partners of Enstar, or request or cause any of the above to abandon, cancel or terminate any part of their relationship with Enstar, or (ii) solicit, entice, or attempt to persuade any employee, agent, consultant, or independent contractor of Enstar to leave the service of Enstar for any reason or take any other action that may cause any such individual to terminate his relationship with Enstar.

9.    No Other Changes to Compensation. Except as expressly provided herein, there shall be no other changes to Executive’s compensation and benefits under the Current Employment Agreement, which shall remain in full force and effect. The parties acknowledge that Executive’s employment with Enstar (EU) Limited is independent from his employment with the Company, but their mutual intention is that neither party is financially better or worse off as a result of the split employment arrangement relative to the Executive’s previous employment relationship solely with the Company, except that Enstar (EU) Limited has agreed to make certain tax equalization payments designed to ensure that the Executive’s tax burden is not increased as a result of the split employment arrangement. Except as expressly set forth herein, the terms of the Current Employment Agreement shall be unaffected by the UK Contract and if there is any inconsistency between any of the provisions of the Current Employment Agreement as amended hereby and the UK Contract, the Current Employment Agreement as amended hereby shall prevail.

10.    Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile or PDF signatures shall be deemed as effective as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the Effective Date.

ENSTAR (US) Inc.

By:     /s/ Audrey B. Taranto             /s/ Paul Brockman
Name: Audrey B. Taranto            Paul Brockman
Title: Authorized Signatory

6